Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Corn Products International, Inc.:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-43525, 333-71573, 333-75844, 333-33100, 333-105660, 333-113746, 333-129498 and 333-143516) and Form S-3 (No. 333-83557) of Corn Products International, Inc. of our report dated February 28, 2008, with respect to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, comprehensive income, stockholders’ equity and redeemable equity and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in this December 31, 2007 annual report on Form 10-K of Corn Products International, Inc.
Our report on the financial statements refers to the Company’s adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, as of January 1, 2007, Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R) on December 31, 2006, and SFAS No. 123(R), Share-Based Payment on January 1, 2006.
/s/ KPMG LLP
Chicago, Illinois
February 28, 2008